SECURED PROMISSORY NOTE



     The undersigned corporations, namely, Americare Health Scan, Inc. and its subsidiary Americare Biologicals, Inc. (hereinafter referred to as "Borrower"), whose address is 20 NW 181st Street, Miami, Florida 33169, promises to pay DAYCON INVESTORS ASSOCIATES, INC.,(hereinafter Daycon) whose address is 20 NW 181st Street, Miami, Florida 33169, the principal sum of One Million Dollars ($1,000,000.00). That said funds are due and owing to Daycon for monies advanced to Borrower and for Daycon's willingness to advance additional funds and Borrower's willingness and need to continue to receive additional funds and consideration of said funding by Daycon to Borrower and forebearance on initiating collection or demand on the previously advanced funds to Borrower, Borrower hereby agrees to execute this blanket promissory note and additionally agrees to execute a security agreement collateralizing Borrower's assets as specifically set forth in the Security Agreement and/or financing statement. Further, Borrower authorizes Daycon to execute the financing statement and take a real estate mortgage on property of Borrower at Daycon's sole discretion. That this instrument is given by Borrower without relief from Valuation, Stay or Appraisement Laws and along with attorneys fees and costs of collection in the case of default.

     This Note shall bear interest at two (2%) percent over the prime rate of interest as set from time to time by Chase Manhattan Bank of New York, however, in no event shall the rate of interest be less than eight (8%) percent per annum compounded monthly, nor more than eighteen (18%) percent.

     This Note shall become fully due and payable on demand, but in no event earlier than sixty (60) days from the execution hereof, unless there shall be a default under any of the terms and conditions of this Note and correlative
Security  Agreement  or  Financing  Statement.

     Upon default in the payment of any installment or other payment herein required when the same shall become due, or in the event the holder deems itself insecure, the entire unpaid balance and other indebtedness on account of this obligation and mortgage, term loan agreement and security agreement securing the same shall, at the option of the holder, become due and payable immediately without notice of non-payment or demand for payment, and the entire indebtedness may be collected by appropriate proceedings, together with interest at the rate of two (2%) percent in excess of the rate hereinabove stated, computed from the time of default on each delinquent installment until paid, or on the entire unpaid principal balance at the option of the holder, if maturity of the entire indebtedness is accelerated. No failure on the part of the holder in exercising said option to declare the whole of said indebtedness due or to proceed to collect the same shall operate as a waiver of the right to do so or preclude the exercise of such option at any time during the continuance of such default or the occurrence of a succeeding default. Advance payment may be made in any amount, and interest on such advance payments shall not be charged beyond the next succeeding interest period.


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     The holder may renew the same or extend time of payment of the indebtedness or any part thereof or reduce the payments thereon; and any such renewal, extension or reduction shall not release any maker, endorser or guarantor from any liability on said obligation. This note is subject to the terms and conditions of a certain contract and Security Agreement (of even date herewith) entered into by and between the promissor and the payee, said agreements being incorporated herein by reference, with the same force and effect as though fully set forth herein.

     The drawers, sureties, guarantors and endorsers severally waive presentment for payment, protest, notice of protest and non-payment of this note. The receipt of interest in advance or the extension of time shall not release or discharge any surety, guarantor or endorser on this note.


                                           Americare  Health  Scan,  Inc.


                                           By: /s/ Joseph P. D'Angelo
                                              ------------------------------
                                                                   President

                                           Attest: /s/ Margaret  Heichberger
                                                  --------------------------
                                                                   Secretary


                                           Americare  Biologicals,  Inc.

                                           By: /s/ Joseph P. D'Angelo
                                              ------------------------------
                                                                   President

                                           Attest: /s/ Margaret  Heichberger
                                                  --------------------------
                                                                   Secretary


Duly Executed this 11th day of May, 2000.


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